The Cboe Vest Family of Funds 485BPOS

Exhibit 99.(p)(11)

Code of Ethics

Kanen Wealth Management LLC.

5850 Coral Ridge Dr., Suite 309

Coral Springs, Florida 33076-3380

Phone: (631) 863-3100

Fax: (631) 863-3103

Web: kanenadvisory.com

Firm Contact

David L. Kanen

Chief Compliance Officer

Email: dkanen@kanenadvisory.com

Effective: July 22, 2019

Revised: February 16, 2023

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TABLE OF CONTENTS

1.	GENERAL PROVISIONS		3

	1.1	Professional Responsibilities	3

	1.2	Failure to Comply	4

2.	COVERED PERSONS		4

	2.1	Supervised Persons, Investment Advisor Representatives, Employees, and Others	4

	2.2	Family Members	4

3.	BUSINESS CONDUCT STANDARDS		5

	3.1	Compliance with Laws and Regulations	5

	3.2	Conflicts of Interest	5

	3.3	Personal Securities Transactions	5

	3.4	Outside Business Interests	6

	3.5	Personal Gifts	6

4.	INSIDER TRADING		6

5.	REPORTING REQUIREMENTS		7

	5.1	Scope	7

	5.2	Reportable Securities	7

	5.3	Reporting Exceptions	8

	5.4	Initial and Annual Holdings Report	8

	5.5	Quarterly Transaction Reports	8

	5.6	Review of Reports	8

	5.7	Reporting of Violations	9

6.	FORM ADV DISCLOSURES		9

7.	ACKNOWLEDGMENT OF RECEIPT		9

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1.	GENERAL PROVISIONS

1.1	Professional Responsibilities

Kanen Wealth Management, LLC (“we,” “us,” “our,” or “KWM”) is registered as an investment advisor with the U.S. Securities and Exchange Commission. KWM is dedicated to providing professional investment management services to a variety of advisory clients and KWM affiliates such as Philotimo Fund, LP, a Delaware limited partnership, pooled investment vehicle, and private investment fund (the “Fund”) and Philotimo Focused Growth and Income Fund (the “PFGIF Mutual Fund”), each an “Advisory Affiliate” (and referred to collectively as, the “Advisory Affiliates”). KWM’s reputation is a reflection of the quality of our employees and their dedication to excellence in serving our advisory clients. To ensure these qualities and dedication to excellence, our employees must possess the requisite qualifications of experience, education, intelligence, and judgment necessary to serve effectively as wealth management professionals. In addition, every employee is expected to demonstrate the highest standards of moral and ethical conduct for continuous employment with KWM.

The U.S. Securities and Exchange Commission (“SEC”), the States, and the Courts have stated that investment services professionals, including registered investment advisors, their supervised persons, and investment advisor representatives, have a fiduciary responsibility to their clients. In the context of advisory services and investments, fiduciary responsibility is the duty to place the interests of the advisory client before that of the person providing investment advice or advisory services. Failure to do so may result in the investment advisor’s violation of the anti-fraud provisions of the Advisers Act and applicable State statutes.

Fiduciary responsibility also includes the duty to disclose material facts that might influence a client’s decision to purchase or refrain from purchasing a security recommended by KWM or from engaging KWM to manage the client’s investments. The SEC and the States have made it clear that the duty of an investment advisor is not to engage in fraudulent conduct, including any failure to disclose such facts that might cause financial harm. An investment advisor’s duty to disclose material facts is particularly important whenever the advice given to clients involves a conflict or potential conflict of interest between the employees and advisory affiliates of the investment advisor and its advisory clients.

As a fiduciary, KWM owes an undivided duty of loyalty to our clients, the Fund and the PFGIF Mutual Fund, thus demands the highest standards of ethical conduct and care by all KWM employees. It is KWM’s policy that all KWM employees conduct themselves in a manner so as to avoid not only actual conflicts of interest with KWM’s advisory clients but also that they refrain from conduct that could give rise to the appearance of a conflict of interest that may compromise the trust our advisory clients, the Fund and the PFGIF Mutual Fund have placed in us.

KWM has adopted this Code of Ethics to set forth applicable policies, guidelines, and procedures that promote ethical practices and conduct by our members, directors, officers, partners, and other advisory personnel (collectively referred to as “employees” in this section). Under Rule 204A-1 of the Investment Advisers Act of 1940, KWM is required to establish, maintain, and enforce written procedures reasonably necessary to prevent employees from violating provisions of the Act with respect to personal securities trading and fiduciary obligations. In meeting such responsibilities to our clients and Advisory Affiliates, KWM has adopted this Code of Ethics (the “Code”) to address the purchase or sale of securities in the personal accounts (i.e., personal securities transactions) of our employees or in those accounts in which our Firm or employees may have a direct or indirect beneficial interest. This includes the responsibility to conduct their personal securities transactions in a manner that does not interfere with portfolio transactions on behalf of our clients or Advisory Affiliates. The Code also intends to lessen the chance of any misunderstanding between KWM and our employees regarding such trading activities. Doubtful situations should be resolved in favor of advisory clients, the Fund and the PFGIF Mutual Fund portfolio holdings, as applicable.

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In those situations where employees may be uncertain as to the intent or purpose of this Code, they are advised to consult with the Chief Compliance Officer, David L. Kanen. The Chief Compliance Officer may, under circumstances that are considered appropriate, grant exceptions to the provisions contained in this compliance manual only when it is clear that the interests of our clients, the PFGIF Mutual Fund, and the Fund will not be adversely affected. All questions arising in connection with personal securities trading should be resolved in favor of the interest of the clients, even at the expense of the interest of our employees. The Chief Compliance Officer reviews employee reports periodically to substantiate adherence to this policy.

1.2	Failure to Comply

Strict compliance with the provisions of this Code is a basic condition of employment with KWM. Therefore, it is important that employees understand the importance of compliance with this Code. KWM seeks to solidify a reputation for fair and honest dealing with clients. This reputational risk increases and could be seriously damaged as the result of even a single security transaction considered questionable in light of the fiduciary duty owed to our advisory clients, the Fund and the PFGIF Mutual Fund. Employees are urged to seek the advice of the Chief Compliance Officer regarding the application of this Code to their individual circumstances. Employees should also understand that a material breach of the provisions of this Code might constitute grounds for disciplinary action or termination of employment with KWM.

2.	COVERED PERSONS

2.1	Supervised Persons, Investment Advisor Representatives, Employees, and Others

●	Directors, Officers, and Partners of KWM (or other persons occupying a similar status or performing similar functions);

●	Employees of KWM or KWM Advisory Affiliates;

●	Any other person who provides advice on behalf of KWM and is subject to our Firm’s supervision and control;

●	Temporary workers;

●	Consultants;

●	Independent Contractors; and

●	Any supervised person, investment advisor representative, or employee who:

○	has access to nonpublic information regarding any client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any KWM fund or under the management of an affiliate, or

○	is involved in making securities recommendations to clients or has access to such recommendations that are nonpublic.

Questions regarding the applicability of this Code should be directed to the Chief Compliance Officer for clarification.

2.2	Family Members

For purposes of personal securities reporting requirements, the covered persons as defined in Section 2.1 shall also include the person’s immediate family (including any relative by blood or marriage living in the employee’s household) and any account in which he or she has a direct or indirect beneficial interest (such as a trust, or estate, etc.).

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3.	BUSINESS CONDUCT STANDARDS

3.1	Compliance with Laws and Regulations

All covered persons must comply with all applicable state and federal securities laws, including, but not limited to, the Investment Advisers Act of 1940, Regulation S-P, GLB, and the Anti-Money Laundering provisions of the USA Patriot Act. Covered persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a client:

●	to defraud such client in any manner;

●	to mislead such clients, including by making a statement that omits material facts;

●	to engage in any act, practice, or course of conduct which operates or would operate as a fraud or deceit upon such client;

●	to engage in any manipulative practice with respect to such client; or

●	to engage in any manipulative practice with respect to securities, including price manipulation.

3.2	Conflicts of Interest

We are fiduciaries and, as such, have an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of clients. Adherence to this duty can be achieved by avoiding or mitigating conflicts of interest and by ensuring full disclosure of all material facts concerning any conflict that does arise with respect to any client.

Conflicts among Client Interests. Conflicts of interest may arise where our firm or supervised persons and investment advisor representatives have reason to favor the interests of one client over another client (e.g., larger accounts over smaller accounts or accounts where transactions result in lower ticket charges over accounts not so compensated) and accounts in which employees have made material personal investments, such as accounts of close friends or relatives of covered persons). KWM specifically prohibits inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

Competing with Client Trades. KWM prohibits supervised persons, investment advisor representatives, or employees from using knowledge about pending or currently considered securities transactions for clients to profit personally, directly or indirectly, as a result of such transactions. In order to avoid any potential conflict of interest between KWM, its Advisory Affiliates and KWM advisory clients, or securities transactions for the accounts of employees in the same security as that purchased or sold for advisory accounts should be entered only after the completion of all reasonably anticipated trading in that security for a client account on any given day. If, after completion of all anticipated trading for client accounts, a trade is executed for an investment advisor representative or employee’s personal account on that same day at a price better than that received by the client, the investment advisor representative or employee must notify the Chief Compliance Officer who will prepare a memorandum detailing the circumstances of the transaction. If, after reviewing the transaction, the Chief Compliance Officer determines that a potential conflict of interest exists, they shall have the authority to make any necessary adjustments, including canceling and re-billing the transaction to such other account(s) as appropriate. Such memoranda and any corrective action taken will be maintained by the Chief Compliance Officer in the KWM compliance file.

No Transactions with Clients. KWM specifically prohibits covered persons from entering into cross transactions with advisory clients, more specifically, from knowingly selling to or purchasing from a client any security or other property, except securities issued by the client.

3.3	Personal Securities Transactions

Personal securities transactions by covered persons are subject to the following trading restrictions:

Initial Public Offerings (IPO). Covered persons are prohibited from acquiring any securities in an initial public offering without first obtaining written pre-clearance from the Chief Compliance Officer. The prior approval must take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to an investment advisor representative, employee, or covered person by virtue of their position with KWM.

Upon receiving a request for pre-clearance, the Chief Compliance Officer will review the intended transaction for consideration. The final decision will be sent in writing to the covered person requesting permission for the IPO. Only upon receipt of the written approval from the Chief Compliance Officer shall the covered person engage in the purchase of the requested IPO. The covered person making the request and the Chief Compliance Officer will maintain final written approval or denial for their files.

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Limited or Private Offerings. Employees are prohibited from acquiring any securities in a limited offering (i.e., private placement, alternative investment, etc.) without first obtaining written pre-clearance from the Chief Compliance Officer. The prior approval must take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to a Representative, employee, or covered person by virtue of their position with KWM.

Nonetheless, employees may purchase an interest in the Fund with pre-clearance from the Chief Compliance Officer.

Upon receiving a request, the Chief Compliance Officer will review the intended transaction for consideration. The final decision will then be sent in writing to the investment advisor representative or employee requesting permission for the limited offering. Only upon receipt of the written approval from the Chief Compliance Officer shall the investment advisor representative, employee, or covered person engage in the purchase of the requested limited offering. The investment advisor representative, employee, or covered person making the request and the Chief Compliance Officer will maintain copies of final written approval or denial.

3.4	Outside Business Interests

A Representative or employee who seeks or is offered a position as a Director, Officer, or trustee (or is contemplating association in any other capacity) in an outside enterprise is expected to discuss such anticipated plans with KWM’s Chief Compliance Officer prior to accepting such a position. Information submitted to the Chief Compliance Officer is confidential and will not be discussed with the prospective employer without the employee’s permission.

KWM does not wish to limit any covered person’s professional or financial opportunities but must be aware of such outside interests to avoid potential conflicts of interest and ensure that there is no interruption in services to our clients or Advisory Affiliates. Understandably, KWM must also be concerned with whether there may be any potential financial liability or adverse publicity that may arise from an undisclosed business interest by a covered person.

3.5	Personal Gifts

Accepting Gifts. On occasion, because of their position with the Firm, employees of KWM may be offered or may receive without notice gifts from clients, brokers, vendors, or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of KWM. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve (12) month period), customary business meals, entertainment (e.g., sporting events), and promotional items (i.e., pens, mugs, T-shirts) may be accepted. All gifts received by supervised persons, investment advisor representatives, or employees of KWM that may be in violation of this Code must be promptly reported to the Chief Compliance Officer.

Solicitation of Gifts. KWM’s covered persons are prohibited from soliciting gifts of any size under any circumstances.

Giving Gifts. KWM’s covered persons may not give any gift with a value in excess of $100 per year (or twelve (12) month period) to an advisory client or any person it does business with, regulates, advises, or renders professional service to KWM.

4.	INSIDER TRADING

In 1989, Congress enacted the Insider Trading and Securities Enforcement Act to address the potential misuse of material nonpublic information. The U.S. Securities and Exchange Commission, State Securities Regulators, and Courts currently define inside information as information that has not been disseminated to the public through customary news media; it is known by the recipient to be nonpublic and has been improperly obtained. In addition, the information must be material, e.g., it must be of sufficient importance that a reasonably prudent person might base their decision to invest or not invest on such information.

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The definition of inside information is continually being revised, and its application is being evaluated by regulatory authorities. If a covered person believes they are in possession of inside information, it is critical that they do not act on it or disclose it to anyone but instead advise the Chief Compliance Officer or another principal of KWM accordingly. Acting on such information may subject the covered person to severe federal or state criminal penalties, and the forfeiture of any profit realized from any transaction.

Although this section is included under the provisions of this Code, it is, in fact, a separate set of procedures required under Section 204A of the Advisers Act and is included in Appendix B attached hereto. All KWM employees are required to read and acknowledge having read such procedures annually.

5.	REPORTING REQUIREMENTS

5.1	Scope

The provisions of this Code apply to every security transaction in which a covered person of KWM has, or due to such transaction acquires, any direct or indirect beneficial interest in any account over which they have any direct or indirect control. Generally, a supervised person, investment advisor representative, or employee is regarded as having a beneficial interest in those securities held in their name, the name of their spouse, and the names of their minor children who reside with them. A supervised person, investment advisor representative, or employee may be regarded as having a beneficial interest in the securities held in the name of another person (individual, partnership, corporation, trust, custodian, or another entity) if by reason of any agreement or contract, understanding, or relationship they obtain or may obtain benefits substantially equivalent to those of ownership. Employees do not derive a beneficial interest by virtue of serving as a trustee or executor unless the person, or a member of their immediate family, has a vested interest in the income or corpus of the trust or estate. However, if a family member is a fee-paying client, the account will be managed in the same manner as that of all other KWM clients with similar investment objectives.

5.2	Reportable Securities

Section 202(a)(18) of the Advisers Act defines the term “Security” as follows:

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call straddle, option or privilege entered into on a national securities exchange relating to a foreign currency, or in general, any interest or instrument commonly known as a “security” or any certificate of interest or participation in, temporary or interim certificate for, any receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

For purposes of this Code, the term “Reportable Securities” means all such securities described above except:

●	direct obligations of the United States;

●	banker’s acceptances, bank certificates of deposit, commercial paper, and high-quality short- term debt instruments, including repurchase agreements;

●	shares issued by money market funds;

●	shares issued by open-end funds other than reportable funds (Note: The term “Reportable Funds” means any fund whose investment advisor or principal underwriter controls KWM, is controlled by KWM, or is under common control with the KWM); and

●	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

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If there is any question as to whether a security is reportable under this Code, investment advisor representatives or employees should consult with the Chief Compliance Officer for clarification on the issue prior to entering any trade for personal accounts.

5.3	Reporting Exceptions

Under Rule 204A-1, covered persons are not required to submit the following:

●	any report with respect to securities held in accounts over which the investment advisor representative or employee has no direct or indirect influence or control;

●	a transaction report with respect to transactions effected pursuant to an automatic investment plan (Note: This exception includes dividend reinvestment plans.); and

●	a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that we hold in our records so long as KWM receives the confirmations timely (i.e., within three business days) and statements no later than thirty (30) days after the end of the applicable calendar quarter.

5.4	Initial and Annual Holdings Report

Initial Holdings Reports

Any employee of KWM who during the course of employment becomes a covered person, as that term is defined in subsection 2.2 of this Code, must provide the Chief Compliance Officer with an Initial Securities Holdings Report Certification no later than ten (10) days after the employee becomes a covered person. The holdings information provided in conjunction with this certification must be current as of forty-five (45) days before the employee becomes a covered person.

Annual Holdings Reports

Every covered person must also submit an Annual Securities Holdings Report Certification to the Chief Compliance Officer due by the last business day of January of each year. The annual holdings requirement can also be satisfied by the Chief Compliance Officer’s receipt of year-end statements directly from the account custodian. The Chief Compliance Officer will review each statement for any evidence of improper holdings, trading activities, or conflicts of interest by the covered person.

5.5	Quarterly Transaction Reports

Every covered person must arrange for the Chief Compliance Officer to receive duplicate confirmations and statements for all brokerage or other investment accounts. If physical reports are required, such reports are required to be delivered no later than the 15th day of the month following the end of the calendar quarter (i.e., Jan 15th, Apr 15th, July 15th, Oct 15th)

5.6	Review of Reports

Following receipt of the quarterly statements, the Chief Compliance Officer will review each statement for any evidence of improper trading activities or conflicts of interest. The Chief Compliance Officer shall compare the reported personal securities transactions of covered persons with completed portfolio transactions of our clients and Advisory Affiliates to determine whether a violation of this Code may have occurred.

Before making any determination that a violation has or may have been committed by any covered person, the Chief Compliance Officer shall give such person an opportunity to provide additional details or an explanation. If the Chief Compliance Officer determines that a violation of this Code has or may have occurred, he shall review the information in consultation with the Firm’s compliance consultant and legal counsel, if deemed necessary, and shall make the determination of whether a violation has occurred.

After a careful review of each report, the Chief Compliance Officer will sign and date the report attesting to such review. Quarterly securities transaction reports are to be maintained by the Chief Compliance Officer in accordance with the records retention provisions of SEC Rule 204-2(a).

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With respect to the Chief Compliance Officer’s personal securities transactions, an investment advisor representative of KWM will be appointed to review his transactions.

5.7	Reporting of Violations

All covered persons of KWM must promptly (upon discovery of violation) report violations of the Code to the Chief Compliance Officer as the situation dictates. If the Chief Compliance Officer is unavailable, the violation must then be reported to any executive officer or supervisory designee of the Firm.

6.	FORM ADV DISCLOSURES

A summary description of the Code is provided in KWM’s ADV Part 2. Additionally, KWM provides a complete copy of this Code to any client or prospective client upon request.

7.	ACKNOWLEDGMENT OF RECEIPT

KWM’s covered persons must acknowledge, initially and annually, that they have received, read, and fully understand the foregoing Code of Ethics regarding personal securities trading and other potential conflicts of interest and agree to comply with the provisions herein. In addition, covered persons must agree to acknowledge any subsequent amendments to the Code (within the specified time frame set forth in any future communications notifying of an amendment) by any means deemed by KWM to satisfactorily fulfill the covered person’s obligation to read, understand, and agree to any such amendment.

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APPENDIX B – INSIDER TRADING POLICIES

Kanen Wealth Management, LLC

Insider Trading Policies

Overview and Purpose

The purpose of the policies and procedures in this Section (the “Insider Trading Policies”) is to detect and prevent “insider trading” by any person associated with KWM. The term “insider trading” is not defined in the securities laws but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

General Policy

(a)	Prohibited Activities

All KWM personnel are prohibited from engaging in the following activities:

(i)   trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or

(ii)  communicating any material, non-public information about the issuer of any securities to any other person.

The activities described above are not only violations of these Insider Trading Policies but may also be violations of applicable law.

(b)	Reporting of Material, Non-Public Information

All KWM personnel who possess or believe that he or she may possess material, non-public information about any issuer of securities must immediately report the matter to the Chief Compliance Officer. The Chief Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.

Material Information, Non-Public Information, Insider Trading and Insiders

(a)	Material Information. “Material information” generally includes:

(i)  any information that a reasonable client would likely consider important in making his or her investment decision; or

(ii)	any information that is reasonably certain to have a substantial effect on the price of an issuer’s securities.

Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

(b)	Non-Public Information. Information is “non-public” only until it has been effectively communicated to the market, and the market has had time to “absorb” the information. For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters, The Wall Street Journal, or other publications of general circulation would be considered “public.”

(c)	Insider Trading. While the law concerning “insider trading” is not static, it generally prohibits (1) trading by an insider while in possession of material, non-public information; (2) trading by non- insiders while in possession of material, non-public information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.

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(d)	Insiders. The concept of “insider” is quite broad and includes all employees of a company. In addition, any person may be a temporary insider if he or she enters into a special, confidential relationship with a company in the conduct of that company’s affairs and, as a result, has a duty to provide the information solely for the company’s purposes. Any person associated with KWM may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations.

Penalties for Insider Trading

The legal consequences for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below, even if he or she does not personally benefit from the violation. Penalties may include:

(a)	civil injunctions;

(b)	jail sentences;

(c)	revocation of applicable securities-related registrations and licenses;

(d)	fines for the person who committed the violation of up to three times the profit gained (or loss avoided), whether or not the person actually benefited; and,

(e)	fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained (or loss avoided).

In addition, KWM’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.

End of KWM’s Insider Trading Policies

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Kanen Wealth Management LLC

Code of Ethics Acknowledgment &

Initial Account Holdings Statement

The undersigned new employee or investment advisor representative of KWM hereby attests to the following:

1.            The undersigned has received, read, and understands the policies and procedures set forth in KWM’s Code of Ethics, including the Insider Trading Policies.

2.            The undersigned hereby represents, and warrants that set forth below (or attached hereto) is a statement or listing that reports all of the undersigned’s accounts and securities holdings (list of brokerage accounts and securities in which the covered person has a direct or indirect beneficial interest) as of

, 20 .

Dated as of this                          day of                     , 20      .

SIGNATURE

PRINT NAME

Kanen Wealth Management LLC

Code of Ethics Acknowledgment &

Annual Account Holdings Certification

The undersigned covered person hereby certifies the following:

1.           The undersigned has received, read, and understands the policies and procedures set forth in KWM’s Code of Ethics. To the undersigned’s knowledge, the undersigned has not violated or materially failed to comply with the provisions of the Code of Ethics, including, without limitation, the Insider Trading Policies and applicable laws referenced therein during the period of:

January 1, 20                              to                        December 31, 20            .

2.           The undersigned hereby represents and warrants that set forth below (or attached hereto) is a statement or listing that reports all of the undersigned’s accounts and securities holdings (list of brokerage accounts and securities in which the covered person has a direct or indirect beneficial interest) as of December 31, 20            .

Dated this the                           day of                                             , 20            .

SIGNATURE

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